Exhibit 99.1

ChipX, INC.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2008

U.S. DOLLARS IN THOUSANDS

INDEX

Page
Report of Independent Auditors	F-2

Consolidated Balance Sheets	F-3

Consolidated Statements of Operations	F-4

Statements of Changes in Stockholders’ Deficiency and Redeemable Convertible Preferred Stock	F-5

Consolidated Statements of Cash Flows	F-6 - F-7

Notes to Consolidated Financial Statements	F-8 - F-34

Kost Forer Gabbay & Kasierer 2 Pal-Yam Ave. Haifa 33095, Israel Tel: 972 (4)8654000 Fax: 972(3)5633443 www.ey.com.il

REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors of

ChipX, INC.

We have audited the accompanying consolidated balance sheets of ChipX, Inc. (“the Company”) and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficiency and Redeemable Convertible Preferred stock and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 4, 2009, the Company, as discussed in Note 1d, has experienced during the nine month period ended September 30, 2009 substantial reduction in revenues and did not meet certain long term loan covenants as of September 30, 2009 that adversely affected the Company’s results of operations and liquidity through that date.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Haifa, Israel	KOST FORER GABBAY & KASIERER
March 4, 2009 except for Note 1d, as to which the date is January 21, 2010	A Member of Ernst & Young Global

ChipX, INC.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,444	$2,017
Short-term interest bearing investments	—	1,984
Accounts receivable (net of allowances of $137 at December 31, 2008 and $149 at December 31, 2007)	3,320	3,493
Inventories (Note 3)	769	1,006
Other accounts receivables and prepaid expenses (Note 4)	733	1,311

Total current assets	10,266	9,811

PROPERTY AND EQUIPMENT, NET (Note 5)	627	933

LONG-TERM ASSETS:
Severance pay fund	634	578
Long term other receivables	541	904

	1,175	1,482

INTANGIBLE ASSETS, NET (Note 1e)	302	447

GOODWILL	31	31

Total assets	$12,401	$12,704

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILITIES:
Short term bank line of credit (Note 7)	$2,000	$—
Notes payable (Note 6)	—	32
Long-term loan, current portion (Note 7)	1,000	400
Capital lease obligation, current portion	32	45
Accrued payroll and related expenses	302	328
Trade payable	2,548	3,411
Deferred revenues	912	823
Other accounts payable and accrued expenses (Note 8)	1,486	1,375

Total current liabilities	8,280	6,414

LONG-TERM LIABILITIES:
Long-term loan, less current portion (Note 7)	945	1,574
Capital lease obligation, less current portion	31	20
Accrued severance pay	774	649
Other long-term liabilities	897	933
Warrants to redeemable convertible preferred stock (Note 7)	55	26

Total long term liabilities	2,702	3,202

COMMITMENTS AND CONTINGENCIES (Note 9)

REDEEMABLE CONVERTIBLE PREFERRED STOCK (liquidation preference of $66,283 and $59,115 at December 31, 2008 and 2007 respectively) (Note 10)	59,676	53,071

STOCKHOLDERS’ DEFICIENCY (Note 11):
Class A Common stock of $0.001 par value -1,733,000 shares authorized at December 31, 2008 and 2007; no shares issued and outstanding at December 31, 2008 and 2007.	—	—
Common stock of $0.001 par value – 30,767,000 and 30,267,000 shares authorized at December 31, 2008 and 2007, respectively; 236,899 and 230,899 shares issued and outstanding at December 31, 2008 and 2007 respectively.	—	—
Additional paid-in capital	202	202
Stockholders’ notes receivable	(202)	(202)
Accumulated deficit	(58,257)	(49,983)

Total stockholders’ deficiency	(58,257)	(49,983)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficiency	$12,401	$12,704

The accompanying notes are an integral part of the consolidated financial statements.

ChipX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands

	Year ended December 31,
	2008	2007
Revenues:
Products	$23,901	$21,816
Services	2,482	460

Total Revenues	26,383	22,276

Cost of Revenues:
Products	15,685	14,088
Services	3,837	3,442

Total Cost of Revenues	19,522	17,530

Gross profit	6,861	4,746

Operating expenses:
Research and development	5,667	5,612
Selling and marketing	4,429	5,440
General and administrative	2,319	2,248
Non recurring operating income due to a settlement with a vendor (Note 12)	—	(650)

Total operating costs and expenses	12,415	12,650

Operating loss	(5,554)	(7,904)
Financial and other income (expenses), net	(128)	147

Loss before income taxes	(5,682)	(7,757)
Income taxes (Note 13)	14	10

Net loss	$(5,696)	$(7,767)

The accompanying notes are an integral part of the consolidated financial statements.

ChipX, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY AND REDEEMABLE CONVERTIBLE PREFERRED STOCK

U.S. dollars in thousands (except share amounts)

	Redeemable Convertible Preferred stock		Class A Common stock		Common stock				Additional paid-in capital	Stockholders’ notes receivable	Accumulated deficit	Total stockholders’ deficiency
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2007	19,582,466	$44,919	—	—	121,629	$	*	)	$202	$(202)	$(38,782)	$(38,782)
Accretion to redemption value on Series AA redeemable convertible preferred stock	—	3,602	—	—	—		—		(168)	—	(3,434)	(3,602)
Issuance of Series AA redeemable convertible preferred stock in April 2007 for cash, net of $21 issuance costs	2,531,646	3,979	—	—	—		—		—	—	—	—
Exercise of stock options	—	—	—	—	9,270		*	)	2	—	—	2
Issuance of common stock in connection with OKI acquisition	—	—	—	—	100,000		*	)	25	—	—	25
Expiration of warrant to purchase Series AA redeemable convertible preferred stock in connection with OKI acquisition	—	571	—	—	—		—		—	—	—	—
Stock based compensation	—	—	—	—	—		—		141	—	—	141
Net loss	—	—	—	—	—		—		—	—	(7,767)	(7,767)

Balance as of December 31, 2007	22,114,112	$53,071	—	$—	230,899	$		*)	$202	$(202)	$(49,983)	$(49,983)
Accretion to redemption value on Series AA & BB redeemable convertible preferred stock	—	2,650	—	—	—		—		(72)	—	(2,578)	(2,650)
Issuance of Series BB redeemable convertible preferred stock in May 2008 for cash, net of $71 in issuance costs (Note 10)	2,162,162	3,929	—	—	—		—		—	—	—	—
Expiration of warrant to purchase Series AA redeemable convertible preferred stock	—	26	—	—	—		—		—	—	—	—
Exercise of stock options	—	—	—	—	6,000		*	)	2	—	—	2
Stock based compensation	—	—	—	—	—		—		70	—	—	70
Net loss	—	—	—	—	—		—		—	—	(5,696)	(5,696)

Balance as of December 31, 2008	24,276,274	$59,676	—	—	236,899		$—		$202	$(202)	$(58,257)	$(58,257)

*)	Represent an amount lower than $1

The accompanying notes are an integral part of the consolidated financial statements.

ChipX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(5,696)	$(7,767)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and impairment of property and equipment	1,017	931
Loss on sale and disposal of property and equipment	2	2
Write down of inventories	241	108
Increase (decrease) in bad debt	(12)	38
Stock based compensation expense	70	141
Decrease (increase) in accounts receivable	203	(1,844)
Decrease (increase) in inventories	(4)	(707)
Decrease (increase) in other account receivables and prepaid expenses	761	(1,436)
Increase in accrued payroll and related expenses, other accrued liabilities and other long-term liabilities	88	502
Increase (decrease) in trade payable	(863)	2,284
Increase in deferred revenues	88	744
Increase in severance pay, net	69	17

Net cash used in operating activities	(4,036)	(6,987)

Cash flows from investing activities:
Proceeds from sale of property and equipment	2	—
Purchase of property and equipment	(377)	(328)
Proceeds from redemption of short-term investments	5,977	20,169
Purchase of short-term investments	(3,993)	(18,179)
Cash used in connection with the investment in OKI (a)	—	(140)

Net cash provided by investing activities	1,609	1,522

Cash flows from financing activities:
Proceeds from long term loan	4,000	2,000
Repayment of loan	(2,000)	—
Repayments of notes payable	(32)	(32)
Payments on capital lease obligations	(45)	(86)
Proceeds from issuance of preferred stock, net	3,929	3,979
Proceeds from exercise of stock options	2	2

Net cash provided by financing activities	5,854	5,863

Increase in cash and cash equivalents	3,427	398
Cash and cash equivalents at the beginning of the year	2,017	1,619

Cash and cash equivalents at the end of the year	$5,444	$2,017

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$160	$13

Income taxes	$14	$24

The accompanying notes are an integral part of the consolidated financial statements.

ChipX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share and per share data)

	Year ended December 31,
	2008	2007
Non-cash financing and investing activities:
Purchase of property and equipment under capital lease	$43	$37

Accretion to redemption value on Series AA and BB preferred stock	$2,650	$3,602

Reclassification of fair value of warrants to purchase redeemable convertible preferred stock from Long-term liabilities	$55	$571

(a) In February 2007, the Company acquired assets of Oki Electric Industry Co. Ltd. (see also note 1e). The estimated fair value of the assets acquired as of the date of acquisition was as follows:

Property and equipment		$(125)
Customer relationship		(580)
Goodwill		(31)

		$(736)
Less: Amounts acquired by issuance of common stock		25
Amounts acquired by issuance of warrants to purchase Series AA redeemable convertible preferred stock		571

		$(140)

The accompanying notes are an integral part of the consolidated financial statements.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL

a.	ChipX, Inc. (“the Company”) was incorporated in Delaware on July 6, 1989. On December 31, 2008, Elron Electronics (“Elron”), an Israeli company listed on the Nasdaq and on the Tel Aviv Stock Exchange, owned 28% of the Company’s issued and outstanding share capital.

The Company has two wholly owned subsidiaries, ChipX, (Israel) Limited (“CXL”), located in Haifa, Israel and ChipX, UK Limited (United Kingdom), a sales office, located in London, England. CXL is the Company’s primary research and development facility.

b.	The Company designs and supplies Structured ASIC (Application Specific Integrated Circuits) solutions for the electronic industry including FPGA conversions and Standard Cell ASICs integrating Analog and Mixed Signal building blocks. Specific markets for the Company’s products include consumer, industrial, medical, military and aerospace applications. The Company offers a wide portfolio of distinct paths to ASIC with families comprised of technology ranging from 0.6µ through 0.13µ supporting designs of up to 10M gates.

Four major customers accounted for 15%, 13%, 10%, 6% and 17%, 14%, 12% and 11% of the Company’s revenue in 2008 and 2007, respectively.

c.	Concentration of risks that may have a significant impact on the Company are as follows:

Materials - certain of the raw materials used by the Company in the manufacture of its products are available from a limited number of suppliers. Shortages could occur in various essential materials due to the interruption of supply or increased demand in the industry. If the Company were unable to procure such materials, it would be required to reduce its manufacturing operations, which could have a material effect upon its operations.

d.	Since its inception, the Company has sustained operating losses and has consumed substantial amounts of cash in its operations. Subsequent to the balance sheet date, at September 30, 2009, the Company had cash and cash equivalents of $3,136 and during the nine months ended September 30, 2009, the Company used net cash of $326 in operating activities and incurred a net loss of $1,901. At September 30, 2009, the Company had an accumulated deficit of $61,241 and continues to be dependent upon external sources of capital to support its operations. Subsequent to the balance sheet date, the Company did not meet certain bank covenants in connection with its long term loan. Although the Company as of September 30, 2009 is not in compliance with such covenants, upon the closing of the merger on November 9, 2009 (see also Note 14), GigOptix assumed $2,000 in debt outstanding under such bank loan. Following the closing of the merger on November 9, 2009, the Company depends on additional financing from GigOptix to sustain its operations.

The Company cannot, however, give any assurance that it will in the future be successful in obtaining such additional necessary financing. Accordingly, subsequent to the balance sheet date, these conditions adversely affect the Company’s current results of operations and liquidity. The Company depends on additional financing from GigOptix to sustain its operations during 2010.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL (CONT.)

d.	(Cont.)

The accompanying financial statements do not include any adjustments to reflect the possible future effects on recoverability and reclassification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

e.	Acquisition of OKI’s ASIC business

On February 1, 2007, the Company entered into an Asset Purchase and Business Collaboration Agreement (herein: “the agreement” or “the acquisition”) with Oki Electric Industry Co. Ltd., and its subsidiary Oki America, Inc. (herein: “Oki”).

Per the agreement, Oki will transfer to the Company:

a.	Current customer contracts in production, the Product sales derived from these contracts, and the customer’s production contracts from the design contracts once the Company completes the sub contracted design services for Oki.

b.	Assets necessary for continuing the business as it is conducted by Oki.

c.	Employees that are currently employed by Oki working exclusively for the US ASIC product line business. Oki shall remain liable for any and all liabilities with respect to the business employees that are the result of actions that occurred prior to the agreement date.

The transfer was in consideration for the following commitments:

a.	$100 on March 31, 2007.

b.	100,000 common shares of the Company as a substitute for $25 and for which fair value is $25.

c.	An option to purchase the Company’s Series AA preferred stock equal up to 10% of Company’s total number of outstanding shares as of the agreement date at a price per share of $1.58. The fair value of the warrant in the amount of $571 was calculated using the Black-Scholes model. The option expired 6 months after the agreement date.

Furthermore Oki will sell and deliver the Oki branded ASIC component products necessary to fulfill the demands of the customer contracts transferred to the Company. Oki will supply these components to the Company at an 11% discount, or in some selected cases at an 8% or 1% discount (“herein the Credit”) to the applicable sale price in the existing contracts transferred. Should the accumulated credits by December 31, 2008 not reach an amount of $3,684, Oki agrees to pay the difference between $3,684 to the accumulated credits. Credits from Oki amounted to $2,250 by December 2008, the difference between the actual credit received and credit due in the amount of $1,434 was wired to the Company at that date. During 2009, Oki will continue selling the component products to the Company as necessary to fulfill the customer demands at a 9% discount.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:	GENERAL (CONT.)

e.	Acquisition of OKI’s ASIC business (Cont.)

The operations of the acquired business are included in the consolidated statements from the date of acquisition.

The acquisition was accounted for according to the purchase method of accounting, in accordance with SFAS No. 141 “Accounting for business combinations”, and accordingly, the purchase price was allocated to the assets acquired based upon their estimated fair values at the date of acquisition.

The purchase price allocation is as follows:

Purchase price allocation	February 1, 2007
Property and equipment	$125
Intangible assets acquired:
Customer relationship (1)	580
Goodwill (2)	31

Total consideration (3)	$736

(1)	Customer relationship is classified within intangible assets and has a definite life. The value of the intangible assets were assessed by the purchase price allocation study, under which, the above acquired asset should be amortized using the straight-line method, over a period that reflects its useful life which the economic benefits are consumed, which is 4 years. The Company’s amortization expenses amounted to $145 and $133 for the years ended December 31, 2008 and 2007, respectively.
(2)	Goodwill represents the excess of the purchase price over the fair value of the assets acquired.
(3)	Acquisition costs in the amount of $40 is included in the consideration transferred.

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES

The financial statements have been prepared in accordance with accounting principles generally accepted in the United States.

a.	Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

b.	Financial statements in U.S. dollars:

The currency of the primary economic environment in which the operations of the Company and its subsidiaries are conducted is the U.S. dollar. Most of the revenues are denominated and earned in dollars, most purchases of materials and components are made in dollars, financing and investing activities, including equity transactions and cash investments, are made in dollars and most of its assets are denominated in dollars. Thus, the functional and reporting currency of the Company and its subsidiaries is the U.S. dollar.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

b.	Financial statements in U.S. dollars (cont.)

Accordingly, monetary accounts maintained in currencies other than the dollar are remeasured into U.S. dollars in accordance with Statement No. 52 of the Financial Accounting Standards Board (“FASB”), “Foreign Currency Translation”. All transaction gains and losses from the remeasurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

c.	Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Intercompany transactions and balances have been eliminated upon consolidation.

d.	Cash equivalents:

Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less. Cash equivalents are primarily invested in a money market account with a major financial institution.

e.	Short-term investments:

The Company determines the appropriate classification of investments at the time of purchase in accordance with FAS 115 “Accounting for Certain Investments in Debt and Equity Securities”. As of December 31, 2007, $1,984 was held in commercial paper with maturities of three months or less, which are classified as available for sale investments. Since these investments have maturities of three months or less they are recorded at cost which approximate fair value and are included in short-term investments in the consolidated balance sheet.

f.	Inventories:

Inventories are stated at the lower of cost or market value. Cost is determined by standard costs, which approximate actual cost on a first-in, first-out basis. The Company’s inventories are concentrated in high-technology parts and components that may be specialized in nature or subject to rapid technological obsolescence. These factors are considered in estimating required reserves to state inventories at the lower of cost or market. While the Company has programs to minimize the required inventories on hand, such estimates could change in the future and may have a material adverse impact on the Company’s financial position and results of operations. Inventory provisions are provided to cover risks arising from slow-moving items and discounted products.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

g.	Property and equipment:

Property and equipment are stated at cost net of accumulated depreciation. Maintenance and repairs are charged to operations as incurred. When assets are retired or otherwise disposed of, resulting gains or losses are charged to operations in the period realized. Depreciation is calculated by the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Machinery and equipment	14-50 (mainly 33%)
Office furniture and equipment	20-33 (mainly 33%)
Leasehold improvements	Over the term of the lease or the life of the assets, whichever is shorter.

h.	Impairment of long-lived assets:

The Company’s long-lived assets and certain identifiable intangibles are reviewed for impairment in accordance with Statement of Financial Accounting Standard No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS No. 144”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. During 2007, the Company did not record any impairment. As of December 31, 2008, the Company recorded an impairment loss of $85 resulting from specific fixed assets for which future economic benefits are not probable. The impairment loss was recorded to cost of revenues balance in the Company’s statement of operations.

i.	Goodwill and intangible assets:

Goodwill reflects the excess of the purchase price of an acquired business over the fair value of net assets acquired.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

i.	Goodwill and intangible assets (cont.)

Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets (“SFAS No. 142”), goodwill is not amortized but instead is tested for impairment at least annually (or more frequently if impairment indicators arise).

SFAS No. 142 prescribes a two-phase process for impairment testing of goodwill. The first phase screens for impairment while the second phase (if necessary) measures impairment.

In the first phase of impairment testing, goodwill attributable the reporting unit is tested for impairment by comparing the fair value of the reporting unit with its carrying value. As of December 31, 2008 and 2007, no instances of impairment were found.

Intangible assets with definitive lives are amortized over their useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used up, in accordance with SFAS No. 142. The Company amortizes its intangible assets on a straight line basis.

j.	Revenue recognition:

Revenue from product sales is recognized in accordance with the provisions of SAB104 when persuasive evidence of an agreement exists, delivery of the product has occurred, no significant obligations with regard to implementation remain, the fee is fixed or determinable, and collectability is probable. Upon delivery, the Company also provides for estimated sales returns.

Amounts received for prototyping services are deferred and recognized upon completion of the Company’s contractual obligations and after customer acceptance is received.

k.	Accounting for stock-based compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of FASB Statement No. 123(R) “Share-Based Payments” (SFAS No. 123(R)). For grants where the Company had previously presented the required SFAS 123 pro forma disclosures, using a fair value method (Black-Scholes), the Company adopted the new standard using the modified prospective method. Under this method, the Company recorded the fair value of all new awards and any awards modified, repurchased or cancelled after January 1, 2006. The Company also recognized compensation cost for those awards granted prior to January 1, 2006 that were measured at fair value for pro forma disclosure purposes, to the extent that those awards continue to vest after January 1, 2006. For grants where the Company had previously presented the required SFAS 123 pro forma disclosures using the minimum value method, the Company adopted the new standard using the prospective transition method. As such, for those awards, the Company will continue to apply APB 25 in future periods.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

k.	Accounting for stock-based compensation (cont.)

The fair value of stock-based awards was estimated using the Black-Scholes model starting January 1, 2006 with the following weighted-average assumptions for the year ended December 31, 2008 and 2007:

	Year ended December 31,
	2008	2007
Weighted average expected term (years)	6	6
Forfeiture rate	10%	10%
Interest rate	2.5%	4.5%
Volatility	42%	48%
Dividend yield	0%	0%
Weighted-average fair value at grant date	$0.10	$0.11

The computation of expected volatility is based on realized historical stock price volatility of peer companies. The computation of the forfeiture rate is based on the employees expected exercise and on prior to and post vesting termination behavior.

The interest rate for period within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The expected life of options granted is calculated using the Simplified Method, as defined in Staff Accounting Bulletin No 107, “Share-Based Payments”, as the average between the vesting period and the contractual life of the options. On December 21, 2007 the SEC staff issued Staff Accounting Bulletin No. 110 (SAB 110), which effective January 1, 2008, amends and replaces SAB 107, Share-Based Payment.

The Company currently uses the simplified method as adequate historical experience is not available to provide a reasonable estimate. The Company adopted SAB 110 effective January 1, 2008 and will continue to apply the simplified method until enough historical experience is available to provide a reasonable estimate of the expected term for stock option grants.

l.	Research and development costs:

Research and development costs are charged to the statement of operations as incurred.

m.	Income taxes:

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. This statement prescribes the use of the liability method, whereby deferred tax asset and liability account balances are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

m.	Income taxes (cont.):

In June 2006, the Financial Accounting Standards Board (“FASB”) issued FASB interpretation (“FIN”) No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement 109” (FIN 48”). FIN 48 establishes a single model to address accounting for uncertain tax positions. FIN 48 clarified the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition, measurement, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company adopted the provisions of FIN 48 effective January 1, 2007.

n.	Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. The majority of the Company’s cash and cash equivalents is invested in dollar instruments with major banks in the U.S. Management believes that the financial institutions that hold the Company’s investments are financially sound and accordingly, minimal credit risk exists with respect to these investments. Such cash and cash equivalents in the U.S. may be in excess of insured limits and are not insured in other jurisdictions. However, management believes that such financial institutions are financially sound.

The Company’s trade receivables are derived from sales to customers located mainly in the United States and Europe. The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined with respect to those amounts that the Company has determined to be doubtful of collection and by a general reserve. In certain transactions the Company requires letters of credit or additional guarantees.

Three customers accounted for 21%, 16% and 11% of the Company’s gross trade receivables at December 31, 2008. Three customers accounted for 21%, 18% and 12% of the Company’s gross trade receivables at December 31, 2007.

The Company and its subsidiaries have no off balance sheet concentrations of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements.

o.	Severance pay:

The Israeli subsidiary’s liability for severance pay is calculated pursuant to Israeli severance pay law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month’s salary for each year of employment or a portion thereof. The subsidiary’s liability for all of its employees is fully provided by monthly deposits with insurance policies and by an accrual. The value of these policies is recorded as an asset in the consolidated balance sheets.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

o.	Severance pay (cont.)

The deposited funds include profits accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to Israeli severance pay law or labor agreements. The value of the deposited funds is based on the cash surrendered value of these policies, and includes immaterial profits and losses.

Severance expenses for the years ended December 31, 2008 and 2007 amounted to approximately $182 and $176, respectively.

p.	Fair value of financial instruments:

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

The carrying amounts of cash and cash equivalents, short-term investments, accounts receivable, accounts payable and short term bank line of credit approximate their fair values due to the short-term maturities of such instruments. Long term loan approximates its fair value due to the variable interest rate on this loan.

q.	Advertising expenses:

Advertising expenses are charged to the statements of operations, as incurred. Advertising expenses for the years ended December 31, 2008 and 2007 were $21 and $59, respectively.

r.	Impact of recently issued Accounting Standards:

In February 2008, the FASB issued FASB Staff Position (“FSP”) FAS No. 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”), to delay the effective date of FASB Statement 157 for one year for certain nonfinancial assets and nonfinancial liabilities, excluding those that are recognized or disclosed in financial statements at fair value on a recurring basis (that is, at least annually). For purposes of applying the FSP 157-2, nonfinancial assets and nonfinancial liabilities include all assets and liabilities other than those meeting the definition of a financial asset or a financial liability in FASB Statement 159. FSP 157-2 defers the effective date of Statement 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of this FSP 157-2. The Company does not expect the adoption of FSP 157-2 to have a material impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued Statement 161 “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”) an amendment to FASB No. 133. This statement changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why and entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

r.	Impact of recently issued Accounting Standards (cont.)

This statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Early application is encouraged. The Company does not expect the adoption of SFAS 161 to have a material impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 amends ARB 51, “Consolidated Financial Statements”, to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It also clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS 160 also changes the way the consolidated income statement is presented by requiring consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS 160 requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent owners and the interests of the noncontrolling owners of a subsidiary. SFAS 160 is effective for fiscal periods, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of SFAS 160 is not expected to have a material effect on accounting for current subsidiaries.

In December 2007, the FASB issued SFAS 141(R), “Business Combinations” (“SFAS 141(R)”). This Statement replaces SFAS No. 141, “Business Combinations”, and requires an acquirer to recognize the assets acquired, the liabilities assumed, including those arising from contractual contingencies, any contingent consideration and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS 141(R) also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141(R)). In addition, SFAS 141(R)’s requirement to measure the noncontrolling interest in the acquiree at fair value will result in recognizing the goodwill attributable to the noncontrolling interest in addition to that attributable to the acquirer.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

r	Impact of recently issued Accounting Standards (cont.)

SFAS 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. As such, the adoption of SFAS 141(R) is not expected to have a material effect on accounting for the Company’s current subsidiaries.

In April 2008, the FASB issued FSP 142-3, “Determination of the Useful Life of Intangible Assets” (FSP 142-3). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP 142-3 is effective for fiscal years beginning after December 15, 2008. The Company does not expect the adoption of FSP 142-3 will have a material impact on the Company’s consolidated financial position, results of operations and cash flows.

In February 2008, the FASB issued FSP No. FAS 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions” (“FSP 140-3”).FSP 140-3 concludes that a transferor and transferee should not separately account for a transfer of a financial asset and a related repurchase financing unless (a) the two transactions have a valid and distinct business or economic purpose for being entered into separately and (b) the repurchase financing does not result in the initial transferor regaining control over the financial asset. FSP 140-3 is effective for financial statements issued for fiscal years beginning on or after November 15, 2008, and interim periods within those fiscal years. The adoption of FSP 140-3 is not expected to have a material effect on the Company’s results of operations or financial position.

EITF Issue No. 08-6, “Equity-Method Investment Accounting” (“EITF 08-6”) concludes that the cost basis of a new equity-method investment would be determined using a cost-accumulation model, which would continue the practice of including transaction costs in the cost of investment and would exclude the value of contingent consideration. Equity-method investment should be subject to other-than-temporary impairment analysis. It also requires that a gain or loss to be recognized on the portion of the investor’s ownership sold. EITF 08-6 will be effective for the reporting period beginning after December 15, 2008. The Company does not expect a material impact on its consolidated financial statements from adoption of EITF 08-6.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:	SIGNIFICANT ACCOUNTING POLICIES (CONT.)

r.	Impact of recently issued Accounting Standards (cont.)

The Company is currently evaluating the impact of SFAS No. 162 on its financial statements, and the adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In October 29, 2008, the FASB issued FSP No.132 (R)-a, “Employers’ Disclosures about Pensions and Other Postretirement Benefits,” to require that an employer disclose the following information about the fair value of plan assets: 1) the level within the fair value hierarchy in which fair value measurements of plan assets fall; 2) information about the inputs and valuation techniques used to measure the fair value of plan assets; and 3) a reconciliation of beginning and ending balances for fair value measurements of plan assets using significant unobservable inputs. The FSP will be effective for fiscal years ending after December 15, 2009, with early application permitted. Application of the FSP would not be required for earlier periods that are presented for comparative purposes. The Company is currently evaluating the potential impact of adopting this FSP on its disclosures in the financial statements.

In June 2008, the FASB issued FSP EITF No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. Under the FSP, unvested share-based payment awards that contain rights to receive non-forfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s consolidated financial statements.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. The Company is currently evaluating the potential impact of adopting this FSP on its disclosures in the financial statements.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:	INVENTORIES

Inventories are composed of the following:

	December 31,
	2008	2007
Work-in-progress	$194	$277
Finished goods	575	729

	$769	$1,006

NOTE 4:	OTHER ACCOUNTS RECEIVABLES AND PREPAID EXPENSES

Other accounts receivables and prepaid expenses are composed of the following:

	December 31,
	2008	2007
Prepaid expenses	$355	$431
Prepaid licenses (1)	363	246
Other receivables in connection with Oki(2)	—	619
Other	15	15

	$733	$1,311

(1)	On December 28, 2006, the Company’s subsidiary in Israel, ChipX Ltd. entered into a 3 year Software License and Maintenance Agreement with Cadence Design Systems (Israel) Ltd. for the period ending December 28, 2009. According to the agreement ChipX Ltd. will pay quarterly payments totalling $750. The Company recorded the license amount as other accounts receivable, short and long term in accordance with the amortization schedule. The prepaid license is amortized over a three year period starting June, 2008, the date that the Company’s products into which this license was incorporated were ready for use. The Company is obligated under the agreement to pay royalties of 2% of the average selling price for each device that incorporates the licensed design or a derivative work.
(2)	As part of the agreement with Oki (see also Note 1e) the Company agreed that if the aggregate credit produced from selling Oki components is less than $3,684 (the “amount”) through December 31, 2008, Oki will be obligated to pay the Company the difference between the credit already received and the amount. As of December 31, 2007 the company recorded an amount of $619 which represents the difference between the anticipated obligations by OKI and the amounts accrued as credit to that date. During December 2008, OKI paid $1,434, which was the difference between total credit received until December 2008 and that amount.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:	PROPERTY AND EQUIPMENT

	December 31,
	2008	2007
Cost:
Machinery and equipment	$8,390	$7,997
Office furniture and equipment	748	738
Motor vehicles	18	18
Leasehold improvements	3,068	3,068

	12,224	11,821

Less - accumulated depreciation and amortization	(11,597)	(10,888)

Depreciated cost	$627	$933

Depreciation expense was $721 and $798 for the years ended December 31, 2008 and 2007, respectively.

Cost of assets under capital lease agreements totaled $484 as of both December 31, 2008 and 2007. Accumulated amortization of assets under capital lease agreements totaled $448 and $394 as of December 31, 2008 and 2007, respectively.

NOTE 6:	NOTES PAYABLE

The Company had a loan and security agreement allowing the Company to borrow up to $500 as advances against equipment purchases repayable in 30 equal monthly installments of principal, plus all accrued interest. Interest accrues on all outstanding equipment advances at a rate of prime plus 1.25%. The Company is required to comply with certain reporting and financial covenants as described in the loan and security agreement. Amounts borrowed under this agreement are collateralized by substantially all of the Company’s assets. As of December 31, 2007, $32 remained outstanding under this loan agreement. As of December 31, 2008, the Company had fully repaid the outstanding balance.

NOTE 7:	SHORT TERM BANK LINE OF CREDIT AND LONG-TERM LOAN

a.	In December 2007, the Company entered into a Credit Agreement (the “Credit Agreement”) with a bank (the “Lender”) pursuant to which the Lender agreed to make a $2,000 line of credit available to the Company.

Under the terms of the Credit Agreement, the Company could draw amounts under the line of credit until June 30, 2008 at which time the drawn and unpaid amount shall be fixed and the revolving line of credit facility shall become a loan (the “Loan”).

The Loan bears annual interest of 0.75% above the U.S. prime rate. The principal of the Loan shall be repaid in 30 equal monthly payments, commencing July 2008.

As part of the Credit Agreement, the Company issued to the Lender 31,646 warrants to purchase Series AA redeemable convertible preferred stock. The Company determined that the fair value of the warrants was $26 at the date of issuance using the Black-Scholes pricing model with the following assumptions: an estimated volatility of 48%, a contractual life of seven years, a zero dividend rate and a 3.64% risk-free rate of return. The warrants to purchase Series AA redeemable convertible preferred stock were recorded as a liability at fair value and were presented as a discount on the Loan.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7:	SHORT TERM BANK LINE OF CREDIT AND LONG-TERM LOAN (CONT.):

a.	(Cont.)

As part of the new loan agreement (see “b” below) the Company settled the loan in December 2008. At the settlement date, the Company recognized the remaining of the $26 discount on the loan as an interest expense and reclassified the warrants’ fair value to the redeemable preferred shares upon their expiration.

b.	In December 2008, the Company entered into a Credit Agreement (the “Credit Agreement”) with a bank (the “Lender”) pursuant to which the Lender agreed to make a $4,000 line of credit available to the Company, of which $2,000 was a long term loan (“loan”) and $2,000 was a revolving credit line (“credit line”).

Under the terms of the Credit Agreement, the Company may draw amounts under the line of credit from time to time until December 10, 2010 at which time the drawn and unpaid amount shall be fixed and the revolving line of credit facility shall become payable at that date.

The Loan bears annual interest of 1.75% above the U.S. prime rate and in no event could the prime rate fall below 4% per annum. The principal of the Loan shall be repaid in 24 equal monthly payments, commencing January 2009.

The credit line shall bear interest, at a rate equal to the U.S. prime rate plus 1.0%, provided however, that for the purpose of this calculation, in no event shall the Prime Rate be less than 4.0% per annum. The interest on the loan shall be payable on a monthly basis.

As part of the Credit Agreement, the Company issued to the Lender 54,054 warrants to purchase Series BB redeemable convertible preferred stock. The Company determined that the fair value of the warrants was $55 at the date of issuance using the Black-Scholes pricing model with the following assumptions: an estimated volatility of 42%, a contractual life of seven years, a zero dividend rate and a 2% risk-free rate of return. The warrants to Series BB redeemable convertible preferred stock were recorded as a liability at fair value and were presented as a discount on the Loan in the amount of $55.

The Company granted the Lender a first ranking floating charge on all the Company’s present and future tangible assets including inventory and equipment to secure the Loan.

The bank credit line is subject to certain covenants. As of December 31, 2008, the Company was in compliance with all of the covenants.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:	OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Other accounts payable and accrued expenses are composed of the following:

	December 31,
	2008	2007
Accrued expenses	$638	$541
Accrued commission	447	314
Accrued expenses in connection with operating lease agreements	383	508
Other payables	18	12

	$1,486	$1,375

NOTE 9:	COMMITMENTS AND CONTINGENCIES

a.	Lease commitments:

The Company leases office space and equipment under non-cancelable operating and capital leases with various expiration dates through 2012. Rent expense for the years ended December 31, 2008 and 2007 was $371 and $376, respectively. The terms of the facility lease provide for rental payments on a graduated scale. The Company recognizes rent expense on a straight-line basis over the lease period, and has accrued for rent expenses incurred but not paid.

Future minimum lease payments under non-cancelable operating and capital leases are as follows:

	Capital lease	Operating lease
2009	$17	$2,455
2010	5	1,451
2011	—	1,423
2012 and thereafter	—	1,391

Total minimum lease payments	22	$6,720

Less - amount representing interest	1

Present value of capital lease obligations	21
Less - current portion	4

Long-term portion of capital lease obligation	$17

b.	Royalty commitments:

In November 1996, the Company entered into a research and development agreement with the Israel-United States Binational Industrial Research and Development Foundation (“BIRD-F”) which provided for funding assistance for research and development activities. This arrangement expired in May 1998. In accordance with the provisions of this grant, the Company is committed to pay royalties at the rate of 2.5% to 5% of future revenues, if and when they occur, from the sale of resulting products or technologies. The royalty obligations related to future revenues under the BIRD-F arrangement are capped at 150% of funding received as adjusted for changes in the United States Consumer Price Index.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:	COMMITMENTS AND CONTINGENCIES (CONT.)

b.	Royalty commitments (cont.):

There is no repayment obligation for grant receipts with the exception of royalty payments. A total of $654 has been received under the BIRD-F arrangement through December 31, 2008. During the years ended December 31, 2008 and 2007, $0 and $5, respectively, have been recorded as royalty expense, within the Company’s cost of revenues. A total of $670 has been paid by the Company through December 31, 2008 under the BIRD-F arrangement.

c.	Legal claims:

The Company received a letter dated January 21, 2008 from a law firm representing Advanced Semiconductor Technology Ltd. (“AST”), claiming damages estimated to amount over a million dollars for alleged breaches by the Company of its contractual relationship with AST. AST alleges that the Company has, on repeated occasions, approached and negotiated directly with customers of AST, and received orders for electronic components which were allegedly designed by AST, all in breach of the Company’s agreements with AST. AST among other things requests that the matter be referred to arbitration pursuant to the agreements between the parties. In its response dated February 20, 2008, the Company and its legal advisors raised certain counter claims against AST. On July 15, 2008, to resolve this matter, the Company entered into an agreement with AST, without admitting any liability or infringement of the agreement in dispute. Under the agreement, the Company agreed to pay AST a one-time fee of $28. In addition, the Company is obligated to sell its products through AST to certain customers and for sales to one customer the Company will provide a discount on the first 15,000 units to be sold to that customer resulting in additional compensation to AST in the amount of approximately $28.

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK

a.	The following table summarizes information as to the number of shares of redeemable convertible preferred stock at December 31, 2008:

		Stock
	Stock price	Authorized	Issued and outstanding	Proceeds, net	Liquidation preference	Accreted balance
Series BB	$1.85	2,216,216	2,162,162	$3,930	$7,080	$4,245
Series AA	$1.58	13,955,689	13,924,043	21,712	39,028	34,659
Series A-1	$1,000.00	4,800	4,800	1,969	1,969	1,969
Series C-1	$2,000.00	1,389	1,389	1,139	1,139	1,139
Series E-1	$3,000.00	18	18	22	22	22
Series F-1	$4,000.00	187	187	307	307	307
Series H-1	$2.05	8,183,675	8,183,675	16,738	16,738	16,738

		24,361,974	24,276,274	$45,817	$66,283	$59,079	(*)

(*)	Redeemable convertible preferred stock amount in the balance sheet also includes warrants fair value that was reclassified to the line item upon expiration of such warrants (see also Notes 1e and 7a).

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONT.)

b.	Issuance of Series AA redeemable convertible preferred stock:

On May 3, 2006, the Company completed a round of financing in which it issued 3,797,469 shares of Series AA redeemable convertible preferred stock for gross cash proceeds of $6,000.

In February 2007, the Company issued a warrant to purchase Series AA redeemable convertible preferred stock up to 10% of the outstanding shares of the Company at an exercise price of $1.58 per share in connection with the Oki assets acquisition. The fair value of the warrant was calculated by the purchase price allocation study. The expiration date of the warrant was August 1, 2007 and therefore already expired. The fair value of the warrant in the amount of $571 was classified as redeemable convertible preferred stock in the Company’s balance sheet since the warrant expired. On April 27, 2007, the Company completed a round of financing from its existing shareholders in which it issued 2,531,646 shares of Series AA redeemable convertible preferred stock for total cash proceeds of $4,000, which were net of issuance costs in the amount of $21.

c.	Issuance of Series BB redeemable convertible preferred stock:

On May 13, 2008, the Company completed a round of financing in which it issued 2,162,162 shares of Series BB redeemable convertible preferred stock for total cash proceeds of $4,000, which were net of issuance costs in the amount of $71.

d.	Warrants to purchase redeemable convertible preferred stock:

1.	In December 2008, the Company issued warrants to purchase 54,054 shares of Series BB redeemable convertible preferred stock at an exercise price of $1.85 per share in connection with the new loan agreement. Using the Black-Scholes pricing model using an estimated volatility of 50%, a contractual life of 7 years, a zero dividend rate and a 3.0 % risk-free rate of return, the Company determined that the fair value of the warrants was $55 at the date of issuance (see also note 7).

2.	In December 2007, the Company issued warrants to purchase 31,646 shares of Series AA redeemable convertible preferred stock at an exercise price of $1.58 per share in connection with a loan agreement. Using the Black-Scholes pricing model using an estimated volatility of 45%, a contractual life of 7 years, a zero dividend rate and a 3.64% risk-free rate of return, the Company determined that the fair value of the warrants was $26 at the date of issuance (see also note 7).

3.	In June 2002 and October 2002, the Company issued warrants to purchase 1,100 shares of Series H-1 redeemable convertible preferred stock at an exercise price of $750 per share in connection with the issuance of Series H-1 redeemable convertible preferred stock. Using the Black-Scholes pricing model using an estimated volatility of 75%, a contractual life of five years, a zero dividend rate and a 4.09% risk-free rate of return, the Company determined that the fair value of the warrants was $528 at the date of issuance. Of the total cash proceeds of $16,500 from the issuance of Series H-1 redeemable convertible preferred stock, $512 was allocated to the warrants in accordance with APB 14 and was recorded in additional paid-in capital and netted against Series H-1 redeemable convertible preferred stock.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONT.)

d.	Warrants to purchase redeemable convertible preferred stock (cont.)

3.	(cont.)

In connection with the Series AA redeemable convertible preferred stock financing in March 2004, these warrants were converted into warrants to purchase 403,366 shares of Series H-1 redeemable convertible preferred stock at an exercise price of $2.05 per share. These warrants expired in October 2007.

e.	The rights, preferences and restrictions of the redeemable convertible preferred stock of the Company are as follows:

Dividends

The holders of redeemable convertible preferred stock are entitled to preferential non-cumulative dividends at the rate of 8% of the applicable conversion price per share per annum, when and as declared by the board of directors, before any other dividends may be paid on any other shares and before shares of any other class of stock may be repurchased or redeemed, except as may be required upon termination of employment or services of employees, directors, advisors and consultants. No dividends have been declared by the board of directors as of December 31, 2008.

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series BB redeemable convertible preferred stock have a liquidation preference in the amount per share of the original issue price of Series BB redeemable convertible preferred stock multiplied by 1.77, plus an amount equal to all declared but unpaid dividends, prior to and in preference to any distribution to any other stockholders. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences on Series BB redeemable convertible preferred stock, such assets will be distributed ratably in proportion to the full amounts to which the stockholders would otherwise be respectively entitled.

Should the Company’s legally available assets exceed the required Series BB redeemable convertible preferred stock distribution, the holders of Series AA redeemable convertible preferred stock have a liquidation preference in the amount per share of the original issue price of Series AA preferred multiplied by 1.77, plus an amount equal to all declared but unpaid dividends, prior to and in preference to any distribution to any other stockholders. Should the Company’s legally available assets be insufficient to satisfy the liquidation preferences on Series AA redeemable convertible preferred stock, such assets will be distributed ratably in proportion to the full amounts to which the stockholders would otherwise be respectively entitled.

Should the Company’s legally available assets exceed the required Series BB and AA redeemable convertible preferred stock distributions, the holders of Series H-1 redeemable convertible preferred stock will be entitled to receive an aggregate amount of $16,738 to be divided ratably among the holders of Series H-1 stock, plus an amount equal to all declared but unpaid dividends, prior to and in preference to any distribution to remaining stockholders. Should the Company’s legally available assets after the Series BB redeemable convertible preferred stock and AA redeemable convertible preferred stock distributions be insufficient to satisfy the liquidation preferences on Series H-1 redeemable convertible preferred stock, such assets will be distributed ratably in proportion to the full amounts to which the stockholders would otherwise be respectively entitled.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONT.)

e.	(cont.)

Should the Company’s legally available assets exceed the required Series BB, AA and H-1 redeemable convertible preferred stock distributions, the holders of Series A-1, C-1, E-1, and F-1 redeemable convertible preferred stock will be entitled to receive an aggregate amount of $3,437 to be divided among the holders of Series A -1, C-1, E-1 and F-1 redeemable convertible preferred stock in proportion to the respective share price of each share held relative to the aggregate purchase price of all Series A-1, C-1, E-1 and F-1 redeemable convertible preferred stock taken together, plus all declared but unpaid dividends and will be paid prior and in preference to any distribution to remaining stockholders. Should the Company’s legally available assets after the Series BB, AA and H -1 redeemable convertible preferred stock distributions be insufficient to satisfy the liquidation preferences on Series A-1, C-1, E-1, and F-1 redeemable convertible preferred stock, such assets will be distributed ratably in proportion to the full amounts to which the stockholders would otherwise be respectively entitled.

After payment of the liquidation preferences of Series BB, AA, H-1, A-1, C-1, E-1 and F-1 redeemable convertible preferred stock, all remaining assets of the Company will be distributed to the holders of preferred stock and common stock, excluding the holders of class A common stock, on an as-if-converted to common stock basis.

A stock acquisition, reorganization, merger or consolidation or other transaction which results in a change of control, a transfer of 50% or more of the existing voting power (and “Acquisition”) or a sale of substantially all of the assets of the Company or assets which generate 50% of the Company’s revenue shall be deemed liquidation (an “Asset Sale”).

In addition upon Acquisition or Asset sale (as such terms are defined above) in which the aggregate consideration received by the Company and/or stockholders (including the holders of class A common stock) is in excess of $35,000, simultaneous with any distribution or payments to holders of series preferred or common stock, the holders of class A common stock shall be entitled to be paid an amount per share equal to its ownership percentage in the class A common shares multiplied by the total consideration received by the stockholders and/or the Company in excess of $35,000 multiplied by six percent.

Redemption

At any time after the fifth anniversary of the original issue date the holders of at least a majority of the Series BB redeemable convertible preferred stock may elect to require the Company to redeem the shares in three equal installments over a two year period at a value, subject to certain adjustments, equal to the higher of (i) the product obtained by multiplying the original issue price per share multiplied by 1.77 plus all declared and unpaid dividends (ii) the fair market value of the shares as of the redemption notice date as determined by appraisal. If there are insufficient funds to redeem all shares of Series BB redeemable convertible preferred stock to be redeemed, then the Company shall redeem such shares pro rata to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONT.)

e.	(cont.)

Subject to the prior rights of redemption to the holders of Series BB redeemable convertible preferred stock as described above and below the Company shall be obligated to redeem the Series AA redeemable convertible preferred stock in accordance with the following provisions:

Following to the redemption of Series BB redeemable convertible preferred stock and at any time after the fifth anniversary of the original issue date the holders of at least a majority of the Series AA redeemable convertible preferred stock may elect to require the Company to redeem the shares in three equal installments over a two year period at a value, subject to certain adjustments, equal to the higher of (i) the product obtained by multiplying the original issue price per share by 1.77 plus all declared and unpaid dividends (ii) the fair market value of the shares as of the redemption notice date as determined by appraisal. If there are insufficient funds to redeem all shares of Series AA redeemable convertible preferred stock to be redeemed, then the Company shall redeem such shares pro rata to the extent possible and shall redeem the remaining shares as soon as sufficient funds are legally available.

If the holders of Series AA redeemable convertible preferred stock request redemption prior to holders of Series BB redeemable convertible preferred stock then the Company shall give notice of the Series AA redeemable convertible preferred stock redemption request to the holders of Series BB redeemable convertible preferred stock who may, at that time, request redemption of their Series BB redeemable convertible preferred stock before the Company redeems any shares of Series AA redeemable convertible preferred stock.

Management believes that the fair value of the Series BB and AA redeemable convertible preferred stock has not increased in value since the shares were issued and that it is still appropriate to accrete to the product obtained by multiplying the original issue price per share by 1.77 as the redemption value.

Subsequent to a redemption of Series BB and AA redeemable convertible preferred stock, two-thirds of the holders of Series A-1, C-1, E-1, F-1, and H-1 redeemable convertible preferred stock, voting as a class, may elect to require the Company to redeem their shares in three equal payments over a two year period at a value, subject to certain adjustments, equal to the higher of (i)$1,000, $2,000, $3,000, $4,000 and $2.05 per share, respectively or (ii) the fair market value of the shares as determined by appraisal.

Voting rights

Preferred stockholders are entitled to one vote for each share of Common stock into which the Preferred stock is convertible. Certain actions, however, require a vote of at least 60% of the Series BB and AA redeemable convertible preferred stock holders, or a vote of at least 55% of all preferred stockholders, or both in addition to a majority of total stockholders.

Conversion

Each share of redeemable convertible preferred stock may be converted, at the option of the holder, into shares of Common stock at the conversion rate determined by dividing the applicable original issue price by the applicable conversion price as adjusted for stock splits and combinations, stock dividends, recapitalizations, reorganizations, mergers, sales of Common stock at a price below the then applicable preferred stock conversion price.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:	REDEEMABLE CONVERTIBLE PREFERRED STOCK (CONT.)

e.	(cont.)

As of June 30, 2008, the applicable conversion price for Series A-1, C-1, E-1, F-1, H-1, AA and BB redeemable convertible preferred stock were $1,000, $2,000, $3,000, $4,000, $2.05, $1.58 and $1.85 per share, respectively. For the Series A-1, C-1, E-1, F-1 and H-1 redeemable convertible preferred stock holders, each share will be automatically converted when: (1) a majority of Series A-1, C-1, E-1, F-1 and H-1 redeemable convertible preferred stock holders so elect, or (2) a public offering is completed at a per share price of at least $7.90 with gross proceeds of at least $50,000. For the Series BB and AA redeemable convertible preferred stock holders, each share will be automatically converted when: (1) at least 60% of Series BB and AA redeemable convertible preferred stock holders, respectively, so elect, or (2) a public offering is completed at a per share price of at least $7.90 with gross proceeds of at least $50,000.

NOTE 11:	STOCKHOLDERS’ DEFICIENCY

a.	Common stock:

The Company’s Certificate of Incorporation, as amended, authorizes the Company to issue 32,500,000 shares of $0.001 par value common stock.

The Company has designated 1,733,000 of the authorized shares of Common stock as class A Common stock. The class A Common stock has the same rights in all respects as Common stock, except that class A Common stock has additional liquidation preferences. In the event of an acquisition or asset sale which results in proceeds of greater than $35,000 and simultaneously with any distribution to the holders of Series AA and H-1 redeemable convertible preferred stock, the holders of class A Common stock may be entitled to receive a distribution of a portion of the proceeds in excess of $35,000.

At December 31, 2008, the Company had reserved 30,266,350 shares of Common stock for the conversion of outstanding Preferred stock, exercise of warrants and issuance of stock upon exercise of options as follows:

Allocation of shares authorized at December 31, 2008
Conversion of Preferred stock	24,276,274
Exercise of warrants to purchase Preferred stock	85,700
Exercise of warrants to purchase Common stock	20,838
Converted Preferred Common Stock	5,043
Exercise of options to purchase class A Common stock	1,733,000
Exercise of options to purchase Common stock	4,145,495

30,266,350

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:	STOCKHOLDERS’ DEFICIENCY (CONT.)

b.	Stock-based compensation plans:

In December 2003, the Company entered into a compensation agreement with a key employee. Under the terms of this agreement, the Company was required to issue an equity instrument with terms such that in the event of a change of control resulting in proceeds of greater than $35,000, the Company may be required to pay a bonus to this employee. Pursuant to this agreement, in July 2007, June 2006 and June 2004, the Company issued an option to this employee to purchase 233,000, 284,828 and 1,215,172, shares of class A Common stock, respectively, at an exercise price of $0.25 per share. The options vest over a four year period from March, 2004 and are exercisable through July 2017, June, 2016 and March, 2014, respectively. Under certain circumstances, up to 50% of the unvested portion of the option may become vested as described in the grant notice. The terms of the class A Common stock are described more fully above. Based on the terms of the underlying stock, the Company has estimated the fair value of the class A common stock to be equal to the fair value of the common stock (the grants of these options are part of the stock option activity in the table below).

c.	Stock-based compensation plans:

Under the “CEC 1” RSP plan, which was generally used by the Company prior to 1994, grants of 1,889 shares of Common stock have been issued, net of repurchases, as of December 31, 2007. These shares were issued in exchange for full recourse notes receivable bearing interest at market rates and payable in annual installments up to five years. The Company has an option to repurchase, pursuant to a formula, some or all of the shares, the number of which declines over a specified “vesting” period, generally 48 months. As of December 31, 2008 and 2007, no shares were subject to repurchase under these agreements.

Similarly, under the “CEL 1” RSP plans, as of December 31, 2007, grants of 31 shares of Common stock have been issued, net of repurchases. These shares were issued in exchange for full recourse notes receivable bearing interest at market rates and payable in annual installments up to five years, mainly to employees in Israel. The Company has an option to repurchase, pursuant to a formula, some or all of the shares, the number of which declines over a specified “vesting” period, generally 48 months. As of December 31, 2008 and 2007, no shares were subject to repurchase under these agreements.

d.	Stock option plans:

The Company maintains two stock option plans, the 1994 Stock Option Plan (the “1994 Plan”) and the 2003 Stock Option Plan (the “2003 Plan” and both together, the “Plans”). Under the Plans, options for common stock may be granted to eligible participants, including employees, consultants and non-employee board members of the Company or its subsidiary.

The exercise price may not be less than 85% of the fair value at the date of the grant. The exercise price for options to a 10% stockholder will not be less than 110% of the fair value at the date of the grant. Options under the Plans have a maximum term of ten years from the date of grant, and generally vest over four years. Options are exercisable when vested, or prior to vesting if approved by the Board of Directors, in which case the stock may be subject to repurchase by the Company in accordance with the original vesting schedule. As of December 31, 2008 and 2007, there are no shares subject to repurchase under the Plans.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 11:	STOCKHOLDERS’ DEFICIENCY (CONT.)

d.	Stock option plans (cont.):

A total of 6,336,064 shares of Common stock have been reserved as of December 31, 2008 for the Plans.

The following table presents the stock option activity for the year ended December 31, 2008:

	Shares Available for Future Grant	Number of Options	Weighted- average exercise price
Outstanding at December 31, 2007	648,000	5,238,000	$0.26
Granted	(347,000)	347,000	$0.25
Forfeited	1,227,000	(1,227,000)	$0.26
Exercised	—	(6,000)	$0.25

Outstanding at December 31, 2008	1,528,000	4,352,000	$0.26

Exercisable at December 31, 2008	—	3,375,000	$0.26

Vested and expected to vest	—	4,087,000	$0.26

The options outstanding as of December 31, 2008 have been separated into ranges of exercise prices, as follows:

Exercise price	Options outstanding December 31, 2008		Weighted average remaining contractual life (years)	Weighted average exercise price	Options exercisable as of December 31, 2008		Weighted average exercise price of options exercisable
$ 0.25	4,352,000		6.9	$0.25	3,375,000		$0.25
$100.00	*	)	4.4	$100.00	*	)	$100.00

	4,352,000				3,375,000

*)	Represents an amount lower than one thousand.

As of December 31, 2008, $133 of total unrecognized compensation cost related to stock options is expected to be recognized over a period from January 2009 through October 2012.

e.	Key employee incentive plan:

On October 16, 2008, the Board of directors approved the “2008 key employee incentive plan” (“the plan”). According to the plan certain specified key employees are entitled to earn incentive compensation upon a sale of the Company yielding sales proceeds of at least $15,000. The aggregate payment amount to the employees upon Company’s sale shall be equal to the product of the sale proceeds multiplied by the percentage determined by the Company’s Board of Directors.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12:	OTHER OPERATING INCOME DUE TO A SETTLEMENT WITH A VENDOR

On November 10, 2004, a third party vendor and the Company entered into an End User Agreement. On December 20, 2004, the third party and the Company entered into an amendment to add products to the End User Agreement.

A dispute has arisen between the third party and the Company as to whether the third party has fulfilled its obligations under the End User Agreement and the amendment with respect to the performance of a certain product. Therefore, on July 18, 2007, the Company had signed a settlement agreement with the third party whereas the parties agree as follows:

a.	The third party will pay the Company a total amount of $650 in cash.

b.	The third party shall grant the Company with 3 licenses on certain technologies to be used in future developed products.

c.	The Company is obligated to pay royalties in the amount of 3% from future sales of products where the licenses above mentioned will be combined.

The Company recorded the cash amounts received as non recurring other income in the results of operations. Regarding licenses received as part of the settlement the Company did not recorded its value in the financial statements since it could not determine an alternative future use or certainty in future economic benefits from the licenses.

NOTE 13:	INCOME TAXES

a.	The components of the provision for income taxes were as follows:

	For the year ended December 31,
	2008	2007
Current:
Foreign	$3	$6
State	11	4

	$14	$10

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before taxes. The difference between the statutory income tax rate and the effective rate is due primarily to changes in the valuation allowance.

b.	Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and liabilities are as follows:

	December 31,
	2008	2007
Deferred tax assets:
Depreciation and amortization	$1,017	$997
Accruals and reserves	691	525
Net operating losses	20,035	18,879
Credits	868	800
Other	936	897

	23,547	22,098
Less - valuation allowance	(23,547)	(22,098)

	$—	$—

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 13:	INCOME TAXES (CONT.)

b.	(cont.)

The valuation allowance increased by $1,449 in 2008. The Company and its subsidiaries have provided valuation allowances in respect of deferred tax assets resulting from operating loss carryforward and other temporary differences. Management currently believes that since the Company and its subsidiaries have a history of losses it is more likely than not that the deferred tax regarding the loss carryforward and other temporary differences will not be realized in the foreseeable future.

c.	Operating loss carryforward:

As of December 31, 2008, the Company had federal and state net operating loss carryforward of approximately $46,021 and $17,634, respectively that will expire through 2028 and 2018, respectively, if not utilized.

The Company also has net operating loss carryforward of $15,414 for Israeli income tax purposes. These losses can be carried forward indefinitely.

The Company’s ability to utilize its net operating loss carryforward and credit carryforward to offset future taxable income may be subject to restrictions attributable to equity transactions that result in changes in ownership as defined in the Tax Reform Act of 1986. These restrictions may limit, on an annual basis, the Company’s future use of its net operating loss carryforward and research and development tax credit carryforward. The amount of such limitations, if any, has not been determined and may be subject to certain limitations as defined by Internal Revenue Code Section 382.

d.	FIN 48:

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48 (“FIN No. 48”), “Accounting for Uncertainty in Income Taxes,” which provisions included a two-step approach to recognizing, de-recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109 (“SFAS No. 109”), “Accounting for Income Taxes.” As a result of the implementation of FIN No. 48, the Company recognized no increase in the liability for unrecognized tax benefits. As of December 31, 2008 and 2007 unrecognized tax benefits approximated $2,096, all of which would affect the effective tax rate if recognized.

The Company adopted a policy to classify accrued interest and penalties as part of the accrued FIN No. 48 liability in the provision for income taxes. As of December 31, 2008 and 2007 the Company had no accrued interest and penalties related to uncertain tax matters. Company’s continuing practice is to recognize interest and/or penalties related to income tax matters in income tax expense.

As of December 31, 2008 and 2007 the Company’s net operating losses carried forward (here in “NOL”) in the amount of approximately $6,000 are subject to certain limitations as defined by Internal Revenue Code Section 382. Section 382 imposes an annual limitation on the use of a loss corporation’s pre change NOL’s if it has experienced a greater than 50% change in ownership. The limitations on the NOL did not have an affect on the accumulated deficit in the financial statements since the Company has a full valuation allowances on its deferred taxes.

ChipX, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 13:	INCOME TAXES (CONT.)

d.	FIN 48 (cont.)

In addition the Company’s tax reserves associated with the federal and state research credits for the taxable years ended December 31, 1992 through December 31, 2008 for which the company had provided a deferred tax asset were decreased in the amount of approximately $237. The decrease in the federal and state research credits did not have an affect on the accumulated deficit in the financial statements since the Company has a full valuation allowances on its deferred taxes.

The Company has no uncertain tax positions that would be reduced by December 31, 2009, as a result of a lapse of the applicable statute of limitations.

The Company and certain of its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The U.S. tax authorities did not conducted an examination in respect to the Company’s U.S. federal income tax returns since inception. ChipX Ltd., the Company’s Israeli subsidiary, has not yet received final tax assessments since its inception. The subsidiary has tax assessments, deemed final under the law, up to and including the year 2003.

NOTE 14:	EVENT (UNAUDITED) SUBSEQUENT TO DATE OF INDEPENDENT AUDITORS’ REPORT

On November 9, 2009, GigOptix, Inc, a Delaware corporation (“GigOptix”), completed an acquisition of the Company. The acquisition was consummated pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between GigOptix, a wholly-owned subsidiary of GigOptix and the Company, dated November 9, 2009. Pursuant to the Merger Agreement, GigOptix acquired the Company through a reverse triangular merger, whereby the wholly-owned subsidiary of GigOptix merged with and into the Company, with the Company as the surviving corporation and the Company becoming a wholly-owned subsidiary of GigOptix.

Under the terms of the Merger Agreement, certain of the Company’s Series AA and BB stockholders received, in aggregate, 3,540,946 shares of GigOptix common stock. All of the other preferred stock, common stock, stock options, and warrants of the Company were cancelled and extinguished without any conversion.

In addition upon the closing of the merger, GigOptix assumed the remaining $2 million in debt outstanding under the Company’s credit agreement (see also Note 7).

* * * * * * *